Exhibit 99.1

[ONEOK LOGO]	News

January 15, 2004	Analyst Contact: Weldon Watson 918-588-7158 Media Contact: Andrea Chancellor 918-588-7570

ONEOK increases quarterly dividend by 5.5 percent

Tulsa, Okla. – The board of directors of ONEOK, Inc. (NYSE: OKE) today declared a quarterly dividend of 19 cents per share of common stock, an increase of 5.5 percent, payable February 16, 2004, to shareholders of record at the close of business January 30, 2004.

The dividend is an increase of 1 cent per share over the previous quarterly dividend of 18 cents per share.

The board of directors also set Thursday, May 20, at 10 a.m. Central Standard Time as the date and time for ONEOK’s 2004 annual meeting of shareholders. The annual meeting will be held at the company’s headquarters in Tulsa, Oklahoma.

ONEOK, Inc., is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company’s energy marketing and trading operations provide service to customers in most states. The company is the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, operating as Kansas Gas Service, Oklahoma Natural Gas and Texas Gas Service, serving almost 2 million customers. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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